EXHIBIT 99.1

FOR IMMEDIATE RELEASE


       U.S. Aggregates Announces Agreement to Sell Southeastern Operations


SAN MATEO, CA., July 12, 2001 - U.S. Aggregates Inc. (NYSE: AGA) today announced a definitive agreement to sell its southeastern operations to Florida Rock Industries, Inc., for approximately $105 million in cash, plus the assumption of certain external debt and equipment operating leases, having an approximate value of $45 million.

The transaction is subject to certain customary closing conditions, including U.S. Aggregates shareholder approval, expiration of the Hart-Scott-Rodino waiting period, and completion of due diligence. The transaction will be consummated as soon as all conditions are satisfied. Proceeds from the sale will be used to reduce debt and for working capital purposes. The Company expects to record a gain in the third quarter related to this transaction which it anticipates will be offset by substantial one-time non-cash charges relating to asset writedowns, inventory revaluations, accounts receivable and other adjustments to be taken in the second quarter.

Stan Springel, U.S. Aggregates Chief Executive Officer, commented on the sale, "As previously announced, it has been senior management's priority to review the Company's entire organization and implement a plan to generate cash through a variety of initiatives including asset disposition. The sale of our Southeastern assets is another step in reaching an accord with our lenders for the restructuring  of our  debt.  While  we  are  encouraged  as a  result  of  this
announcement,   the  Company  still  faces   ongoing   operating  and  financial
challenges. Weighing the alternatives available, the Company's Board of Directors decided that this asset sale was in the best interest of the Company and its constituents."

Deutsche Banc Alex Brown acted as financial advisor to U.S. Aggregates. Kirkland & Ellis along with Baker, Donelson, Bearman & Caldwell acted as legal advisors to the Company.

Founded in 1994, U.S. Aggregates, Inc. ("USAI ") is a producer of aggregates. Aggregates consist of crushed stone, sand and gravel. The Company's products are used primarily for construction and maintenance of highways and other infrastructure projects as well as for commercial and residential construction.

Certain matters discussed in this release contain forward-looking statements and information based on management's belief as well as assumptions made by and information currently available to management. Such statements are subject to risks, uncertainties and assumptions including, among other matters, future growth in the construction industry; the ability of U.S. Aggregates to complete and effectively integrate its acquired companies' operations; to fund its liquidity; and general risks related to the markets in which U.S. Aggregates operates. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may differ materially from those projected. Additional information regarding these risk factors and other uncertainties may be found in the Company's filings with the Securities and Exchange Commission.